UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Clear Secure, Inc.
(Name of Issuer)

Class A common stock, par value $0.00001 per share
(Title of Class of Securities)

18467V109
(CUSIP Number)

December 31, 2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 18467V109	SCHEDULE 13G	Page 2 of 39

1	NAME OF REPORTING PERSON General Atlantic, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,394,012
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,394,012

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,394,012
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 3 of 39

1	NAME OF REPORTING PERSON General Atlantic Partners AIV-1 A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,380,313
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,380,313

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,380,313
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 4 of 39

1	NAME OF REPORTING PERSON General Atlantic Partners AIV-1 B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,577,775
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,577,775

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,577,775
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 5 of 39

1	NAME OF REPORTING PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,816,237
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,816,237

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,816,237
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 6 of 39

1	NAME OF REPORTING PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,816,237
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,816,237

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,816,237
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 18467V109	SCHEDULE 13G	Page 7 of 39

1	NAME OF REPORTING PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,816,237
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,816,237

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,816,237
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 18467V109	SCHEDULE 13G	Page 8 of 39

1	NAME OF REPORTING PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,816,237
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,816,237

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,816,237
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 18467V109	SCHEDULE 13G	Page 9 of 39

1	NAME OF REPORTING PERSON General Atlantic (SPV) GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,394,012
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,394,012

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,394,012
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.7%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 18467V109	SCHEDULE 13G	Page 10 of 39

1	NAME OF REPORTING PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,394,012
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,394,012

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,394,012
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 11 of 39

1	NAME OF REPORTING PERSON General Atlantic GenPar (AC), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,380,313
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,380,313

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,380,313
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 12 of 39

1	NAME OF REPORTING PERSON GAPCO AIV Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,516,237
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,516,237

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,516,237
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 13 of 39

1	NAME OF REPORTING PERSON General Atlantic Partners AIV (AC), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,380,313
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,380,313

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,380,313
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 14 of 39

1	NAME OF REPORTING PERSON General Atlantic (AC) Collections , L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,352,700
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,352,700

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,352,700
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 15 of 39

1	NAME OF REPORTING PERSON General Atlantic (AC) Collections 2, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,027,613
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,027,613

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,027,613
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 16 of 39

1	NAME OF REPORTING PERSON GAPCO AIV Interholdco (AC), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,516,237
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,516,237

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,516,237
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 17 of 39

1	NAME OF REPORTING PERSON GA AIV-1 B Interholdco, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,577,775
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,577,775

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,577,775
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 18 of 39

1	NAME OF REPORTING PERSON GA AIV-1 B Interholdco (AC), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,577,775
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,577,775

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,577,775
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 19 of 39

1	NAME OF REPORTING PERSON General Atlantic GenPar (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 20 of 39

1	NAME OF REPORTING PERSON General Atlantic Partners 100, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 21 of 39

1	NAME OF REPORTING PERSON GAP (Bermuda) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 22 of 39

1	NAME OF REPORTING PERSON General Atlantic Partners (Bermuda) EU, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 23 of 39

1	NAME OF REPORTING PERSON General Atlantic GenPar (Lux) SCSp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 18467V109	SCHEDULE 13G	Page 24 of 39

1	NAME OF REPORTING PERSON General Atlantic Partners (Lux) SCSp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 18467V109	SCHEDULE 13G	Page 25 of 39

1	NAME OF REPORTING PERSON General Atlantic (Lux) S.à r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 18467V109	SCHEDULE 13G	Page 26 of 39

1	NAME OF REPORTING PERSON General Atlantic (ALC), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 300,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 18467V109	SCHEDULE 13G	Page 27 of 39

ITEM 1.	(a)	Name of Issuer

Clear Secure, Inc. (the “Company”).

	(b)	Address of Issuer’s Principal Executive Offices

65 East 55th Street, 17th Floor, New York, New York 10022.

ITEM 2.	(a)	Names of PersonS Filing

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

(i)	General Atlantic, L.P. (“GA LP”);

(ii)	General Atlantic Partners AIV-1 A, L.P. (“GAP AIV-1 A”);

(iii)	General Atlantic Partners AIV-1 B, L.P. (“GAP AIV-1 B”);

(iv)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”);

(v)	GAP Coinvestments III, LLC (“GAPCO III”);

(vi)	GAP Coinvestments IV, LLC (“GAPCO IV”);

(vii)	GAP Coinvestments V, LLC (“GAPCO V”);

(viii)	General Atlantic (SPV) GP, LLC (“GA SPV”);

(ix)	General Atlantic GenPar, L.P. (“GenPar”);

(x)	General Atlantic GenPar (AC), L.P. (“GenPar AC”);

(xi)	GAPCO AIV Holdings, L.P. (“GAPCO AIV Holdings”)

(xii)	General Atlantic Partners AIV (AC), L.P. (“GAP AIV AC”);

(xiii)	General Atlantic (AC) Collections , L.P. (“GA AC Collections”);

(xiv)	General Atlantic (AC) Collections 2, L.P. (“GA AC Collections 2”);

(xv)	GAPCO AIV Interholdco (AC), L.P. (“GAPCO AIV Interholdco”);

(xvi)	GA AIV-1 B Interholdco, L.P. (“GA AIV-1 B Interholdco”);

(xvii)	GA AIV-1 B Interholdco (AC), L.P. (“GA AIV-1 B Interholdco AC”);

(xviii)	General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”);

(xix)	General Atlantic Partners 100, L.P. (“GAP 100”);

(xx)	GAP (Bermuda) L.P. (“GAP Bermuda”);

(xxi)	General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”);

(xxii)	General Atlantic GenPar (Lux) SCSp (“GenPar Lux”);

(xxiii)	General Atlantic Partners (Lux) SCSp (“GAP Lux”);

(xxvi)	General Atlantic (Lux) S.à r.l. (“GA Lux”); and

(xxv)	General Atlantic (ALC), L.P. (“GA ALC”).

CUSIP No. 18467V109	SCHEDULE 13G	Page 28 of 39

(b)	Address of Principal Business Office

The address of each of the Reporting Persons except GenPar Bermuda, GAP Bermuda, GAP Bermuda EU, GenPar Lux, GAP Lux and GA Lux is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The address of GenPar Bermuda, GAP Bermuda and GAP Bermuda EU is c/o Conyers Client Services Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The address of GenPar Lux, GAP Lux and GA Lux is 412F, Route d’Esch, L-1471 Luxembourg.

(c)	Citizenship

(i)	GA LP – Delaware

(ii)	GAP AIV-1 A – Delaware

(iii)	GAP AIV-1 B – Delaware

(iv)	GAPCO CDA – Delaware

(v)	GAPCO III – Delaware

(vi)	GAPCO IV – Delaware

(vii)	GAPCO V – Delaware

(viii)	GA SPV – Delaware

(ix)	GenPar – Delaware

(x)	GenPar AC – Delaware

(xi)	GAPCO AIV Holdings – Delaware

(xii)	GAP AIV AC – Delaware

(xiii)	GA AC Collections – Delaware

(xiv)	GA AC Collections 2 – Delaware

(xv)	GAPCO AIV Interholdco – Delaware

(xvi)	GA AIV-1 B Interholdco – Delaware

(xvii)	GA AIV-1 B Interholdco AC – Delaware

(xviii)	GenPar Bermuda – Bermuda

(xix)	GAP 100 – Delaware

(xx)	GAP Bermuda– Bermuda

(xxi)	GAP Bermuda EU – Bermuda

(xxii)	GenPar Lux – Luxembourg

(xxiii)	GAP Lux – Luxembourg

(xxvi)	GA Lux – Luxembourg

(xxv)	GA ALC – Delaware

CUSIP No. 18467V109	SCHEDULE 13G	Page 29 of 39

	(d)	Title of Class of Securities

Class A common stock, par value $0.00001 per share (the “Class A common stock”)

	(e)	CUSIP Number

18467V109

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not Applicable.

ITEM 4.	OWNERSHIP.

As of December 31, 2022, the Reporting Persons owned the following number of shares of the Company’s Class A common stock:

	(i)	GA LP owned of record no shares of Class A common stock or 0.0% of the issued and outstanding Class A common stock

	(ii)	GAP AIV-1 A owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

	(iii)	GAP AIV-1 B owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

	(iv)	GAPCO CDA owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

	(v)	GAPCO III owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

	(vi)	GAPCO IV owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

	(vii)	GAPCO V owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

	(viii)	GA SPV owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

	(ix)	GenPar owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

	(x)	GenPar AC owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

	(xi)	GAPCO AIV Holdings owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

CUSIP No. 18467V109	SCHEDULE 13G	Page 30 of 39

(xii)	GAP AIV AC owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xiii)

GA AC Collections owned of record 3,352,700 shares of Class C common stock, par value $0.00001 per share, of the Company (“Class C common stock”), each convertible, together with a corresponding non-voting common unit of Alclear Holdings, LLC (an "Alclear Unit"), a subsidiary of the Company, into one Class A common share, or 3.7% of the issued and outstanding shares of Class A common stock

(xiv)

GA AC Collections 2 owned of record 1,027,613 shares of Class C common stock, each convertible, together with a corresponding Alclear Unit, into one Class A common share, or 1.1% of the issued and outstanding shares of Class A common stock.

(xv)	GAPCO AIV Interholdco owned of record 135,924 shares of Class A common stock or 0.2% of the issued and outstanding shares of Class A common stock

(xvi)	GA AIV-1 B Interholdco owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xvii)	GA AIV-1 B Interholdco AC owned of record 6,577,775 shares of Class A common stock or 7.3% of the issued and outstanding shares of Class A common stock

(xviii)	GenPar Bermuda owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xix)	GAP 100 owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xx)	GAP Bermuda owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xxi)	GAP Bermuda EU owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xxii)	GenPar Lux owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xxiii)	GAP Lux owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xxvi)	GA Lux owned of record no shares of Class A common stock or 0.0% of the issued and outstanding shares of Class A common stock

(xxv)	GA ALC owned of record 300,000 shares of Class A common stock or 0.3% of the issued and outstanding shares of Class A common stock

The following investment funds share beneficial ownership of the shares of Class A common shares held by GAPCO AIV Interholdco: GAPCO AIV Holdings, GAPCO CDA, GAPCO III, GAPCO IV and GAPCO V. The following investment funds share beneficial ownership of the shares of Class A common shares held by GA AIV-1 B Interholdco AC: GAP AIV-1 B Interholdco and GAP AIV-1 B. The following investment funds share beneficial ownership of the shares of Class A common shares held by GA ALC: GAPCO CDA, GAPCO III, GAPCO IV, GAPCO V, GAP 100, GAP Lux and GAP Bermuda EU. The following investment funds share beneficial ownership of the shares of Class C common stock and corresponding Alclear Units held by GA AC Collections: GAPCO AIV Interholdco, GAP AIV AC, GAPCO AIV Holdings, GAP AIV-1 A, GAPCO CDA, GAPCO III, GAPCO IV and GAPCO V. The following investment funds share beneficial ownership of the shares of Class C common stock and corresponding Alclear Units held by GA AC Collections 2: GAPCO AIV Interholdco, GAP AIV AC, GAPCO AIV Holdings, GAP AIV-1 A, GAPCO CDA, GAPCO III, GAPCO IV and GAPCO V. The general partner of GAP AIV AC is GenPar AC. GA SPV is the general partner of GAPCO AIV Interholdco, GA AIV-1 B Interholdco AC, GA AC Collections, GA AC Collections 2, GAPCO AIV Holdings, GenPar AC and GA ALC. The general partner of GAP Lux is GenPar Lux. The general partner of GenPar Lux is GA Lux. The limited partner of GAP Bermuda EU is GenPar Bermuda. The general partner of GenPar Bermuda is GAP Bermuda. The general partner of GAP AIV-1 A, GAP AIV-1 B, GA AIV-1 B Interholdco and GAP 100 is GenPar. The general partner of GenPar is GA LP. GA LP, which is controlled by the Management Committee of GASC MGP, LLC (the “GA Management Committee”), is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. The members of the GA Management Committee are also the members of the management committee of GAP Bermuda. The Reporting Persons are a “group” within the meaning of Rule 13d-5 of the Exchange Act. Each of the members of the GA Management Committee disclaims ownership of all such shares except to the extent that he has a pecuniary interest therein. The name, the address and the citizenship of each of the members of the GA Management Committee as of the date hereof is attached hereto as Schedule A and is hereby incorporated by reference.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own the shares of Class A common stock indicated on row (9) on such Reporting Person’s cover page included herein.

Percentage Owned:

All calculation of percentage ownership herein are based on an aggregate of 90,002,696 shares of Class A common stock outstanding, consisting of (i) 85,622,383 shares of Class A common stock reported by the Company to be outstanding as of November 9, 2022 as reflected in the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 14, 2022; (ii) 3,352,700 shares of Class A common stock issuable upon conversion of the shares of Class C common stock and corresponding Alclear Units held by GA AC Collections; and (iii) 1,027,613 shares of Class A common stock issuable upon conversion of the shares of Class C common stock and corresponding Alclear Units held by GA AC Collections 2.

CUSIP No. 18467V109	SCHEDULE 13G	Page 31 of 39

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:
(i)	Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the shares of Class A common stock as indicated on such Reporting Person’s cover page included herein.

(ii)	Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the shares of Class A common stock as indicated on such Reporting Person’s cover page included herein.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2, which states the identity of the members of the group filing this Schedule 13G.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.	CERTIFICATION

Not Applicable.

CUSIP No. 18467V109	SCHEDULE 13G	Page 32 of 39

Exhibit Index

Exhibit 1:	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (previously filed).

CUSIP No. 18467V109	SCHEDULE 13G	Page 33 of 39

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2023

GENERAL ATLANTIC, L.P.

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS AIV-1 A, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS AIV-1 B, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 18467V109	SCHEDULE 13G	Page 34 of 39

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SPV) GP, LLC

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 18467V109	SCHEDULE 13G	Page 35 of 39

GENERAL ATLANTIC GENPAR, L.P.

By:	GENERAL ATLANTIC, L.P. its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR (AC), L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO AIV HOLDINGS, L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS AIV (AC), L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 18467V109	SCHEDULE 13G	Page 36 of 39

GENERAL ATLANTIC (AC) COLLECTIONS, L.P

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (AC) COLLECTIONS 2, L.P

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO AIV INTERHOLDCO (AC), L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GA AIV-1 B INTERHOLDCO, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 18467V109	SCHEDULE 13G	Page 37 of 39

GA AIV-1 B INTERHOLDCO (AC), L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 100, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP (BERMUDA) L.P.

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 18467V109	SCHEDULE 13G	Page 38 of 39

GENERAL ATLANTIC PARTNERS (BERMUDA) EU, L.P.

By:	GENERAL ATLANTIC GENPAR (BERMUDA), L.P., its general partner

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR (LUX) SCSP

By:	GENERAL ATLANTIC (LUX) S.À R.L., its general partner

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ Gregor Dalrymple
	Name:	Gregor Dalrymple
	Title:	Manager B

GENERAL ATLANTIC PARTNERS (LUX) SCSP

By:	GENERAL ATLANTIC (LUX) S.À R.L. , its general partner

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ Gregor Dalrymple
	Name:	Gregor Dalrymple
	Title:	Manager B

CUSIP No. 18467V109	SCHEDULE 13G	Page 39 of 39

GENERAL ATLANTIC (LUX) S.À R.L.

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ Gregor Dalrymple
	Name:	Gregor Dalrymple
	Title:	Manager B

GENERAL ATLANTIC (ALC), L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

SCHEDULE A

Members of the GA Management Committee (as of the date hereof)

Name	Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Martín Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Bolivia and Brazil
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Sandeep Naik	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	United States
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	United States
N. Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Eric Zhang	Suite 5704-5706, 57F Two IFC, 8 Finance Street Central, Hong Kong, China	Hong Kong SAR